Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

Mike Duncan - Investor Relations

Monaco Coach Corporation

(541) 686-8011

http://www.monaco-online.com/

MONACO COACH CORPORATION REPORTS

PRELIMINARY SECOND QUARTER 2003 RESULTS

COBURG, Oregon, July 11, 2003 — Monaco Coach Corporation (NYSE: MNC) today announced preliminary results for the second quarter ended June 28, 2003. The company estimates earnings per share slightly above break even on second quarter revenue in the $266-$268 million range. Additionally, the company announced that it has reduced its finished goods inventory from approximately $66 million at the end of the first quarter 2003 to approximately $46 million at the end of the second quarter 2003.

“We took necessary steps to considerably reduce finished goods inventory during the second quarter,” stated Monaco Coach Corporation Chairman and Chief Executive Officer Kay Toolson. “Our finished goods inventory reduction, combined with a similar dollar reduction in raw material inventory, allowed us to reduce accounts payable while holding our overall debt to similar levels as the first quarter. Despite our success in improving our balance sheet, our efforts impacted second quarter margins and earnings.”

Toolson continued, “Retail activity is showing modest improvement, and industry class A motorhome sales year-to-date through May are up 4% over the same period a year ago. Unlike last year and the first quarter of this year, our retail sales outperformed wholesale shipments in the second quarter. Our class A retail sales through June 2003 outpaced the same period a year ago by over 10%. If the improving retail climate holds, it should begin to drive wholesale orders, reducing some of the market pressure we have experienced.”

According to Monaco Coach Corporation Chief Financial Officer Marty Daley, “Although retail sales showed reasonable improvement, the wholesale environment remained challenging in the second quarter. As a result, we continued an aggressive campaign of wholesale and retail promotions, pressuring our gross margins and raising our sales expenses. Additionally, lower production rates within our facilities further reduced gross margins. These pressures added to the challenge of reducing inventory while remaining profitable. We expect second quarter gross margins to be in the 10% range.”

Daley continued, “Our retail promotions had their intended effect, helping our dealers reduce their inventory by over 5 % year-to-date through May. However, as a result of this higher-than-normal retail promotional activity, we expect second quarter sales, general and administrative expenses to be in the 9.5% range.”

Monaco Coach Corporation President John Nepute stated, “We took over 1,800 orders at our annual dealer meeting held the last week of June, the vast majority of which were 2004 models. This show contributed to a significant strengthening of our current order backlog. In fact, we’re effectively sold out of 2003 model year product, which should improve our ability to capitalize on opportunities going forward. The dealer response to our 2004 models was exceptionally positive, and the overall tone of the meeting was optimistic.”

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. The company offers customers luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.

The statements above regarding the Company’s expectations for revenue and earnings per share for the second quarter of 2003, anticipated inventory reductions, anticipated second quarter 2003 gross margin, expense and earnings levels, the ability to realize its current order backlog, and acceptance of the company’s 2004 model introductions are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general or war-related slowdown in the economy, new product introductions by competitors, an inability to realize additional production facility efficiencies, or the loss of dealers or a deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2002, and the 2002 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http:www.sec.gov

91320 Industrial Way, Coburg, OR 97408	P 541 686 8011	800 634 0855	F 541 681 8899	www.monaco-online.com